Contact:Janet G. Keckeisen Vice President, Investor Relations (972) 233-1700
Press Release

FOR IMMEDIATE RELEASE

KRONOS WORLDWIDE, INC. REPORTS THIRD QUARTER 2022 RESULTS

DALLAS, TEXAS…November 2, 2022… Kronos Worldwide, Inc. (NYSE:KRO) today reported net income of $21.0 million, or $.18 per share, in the third quarter of 2022 compared to $36.0 million, or $.31 per share, in the third quarter of 2021. For the first nine months of 2022, Kronos Worldwide reported net income of $124.4 million, or $1.08 per share, compared to net income of $81.3 million, or $.70 per share in the first nine months of 2021. Net income decreased in the third quarter of 2022 as compared to the third quarter 2021 primarily due to lower income from operations resulting from the net effect of higher production costs, lower sales volumes and higher average TiO2 selling prices. Net income increased in the first nine months of 2022 as compared to the same period in 2021 primarily due to higher income from operations resulting from the net effects of higher average TiO2 selling prices, higher production costs and lower sales volumes, as discussed below.

Net sales of $459.6 million in the third quarter of 2022 were $40.2 million, or 8%, lower than in the third quarter of 2021. Net sales of $1.6 billion in the first nine months of 2022 were $144.4 million, or 10%, higher than in the first nine months of 2021. Net sales decreased in the third quarter of 2022 compared to the same period in 2021 primarily due to lower sales volumes in our European, export and North American markets, partially offset by higher average TiO2 selling prices. Net sales increased in the year-to-date period compared to the same period in 2021 primarily due to higher average TiO2 selling prices, partially offset by lower sales volumes. TiO2 sales volumes were 20% lower in the third quarter of 2022 as compared to the third quarter of 2021 and our sales volumes in the first nine months of 2022 were 7% lower than in the first nine months of 2021. Average TiO2 selling prices were 21% higher in the third quarter of 2022 as compared to the third quarter of 2021 and 24% higher in the first nine months of 2022 as compared to the first nine months of 2021. Average TiO2 selling prices at the end of the third quarter of 2022 were 15% higher than the end of 2021. Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, decreasing net sales by approximately $31 million in the third quarter of 2022 and approximately $83 million in the first nine months of 2022, as compared to the same periods in 2021. The table at the end of this press release shows how each of these items impacted net sales.

Our TiO2 segment profit (see description of non-GAAP information below) in the third quarter of 2022 was $34.6 million as compared to $60.8 million in the third quarter of 2021. For the year-to-date period, the Company’s segment profit was $190.9 million as compared to $146.6 million in the first nine months of 2021. Segment profit decreased in the third quarter of 2022 as compared to the third quarter of 2021 primarily due to the net effect of lower sales volumes, higher production costs, including raw material and energy costs and higher average TiO2 selling prices. Segment profit increased in the first nine months of 2022 as compared to the first nine months of 2021 primarily due to the net effect of higher average TiO2 selling prices, lower sales volumes, higher production costs, including raw material and energy costs. TiO2 production volumes were 5% lower in the third quarter of 2022 compared to the third quarter of 2021 and 1% lower in the first nine months of 2022 compared to the same period of 2021.  The lower production volumes in the third quarter of 2022 were primarily due to maintenance activities and alignment of our production and inventory levels to anticipated near-term customer demand. We operated our production facilities at 96% of practical capacity utilization in the first nine months of 2022 (100%, 95% and 93% in the first, second and third quarters of 2022, respectively) compared to 99% in the first nine months of 2021 (97%, 100% and 100% in the first, second and third quarters of 2021, respectively). Fluctuations in currency exchange rates (primarily the euro) increased income from operations approximately $13 million in the third quarter of 2022 as compared to the third quarter of 2021 and increased income from operations approximately $21 million in the first nine months of 2022 as compared to the first nine months of 2021.

Our net income before interest expense, income taxes and depreciation and amortization expense (EBITDA) (see description of non-GAAP information below) in the third quarter of 2022 was $39.4 million compared to EBITDA of $65.5 million in the third quarter of 2021. For the first nine months of 2022, the Company’s EBITDA was $210.7 million compared to $161.7 million in the first nine months of 2021.

Other operating income, net in the first nine months of 2022 includes an insurance settlement gain of $2.7 million ($2.2 million, or $.02 per share, net of income tax expense) related to a 2020 business interruption insurance claim recognized in the third quarter of 2022.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, we continue to face many risks and uncertainties. The factors that could cause actual future results to differ materially include, but are not limited to, the following:

●	Future supply and demand for our products
●	The extent of the dependence of certain of our businesses on certain market sectors
●	The cyclicality of our business
●	Customer and producer inventory levels
●	Unexpected or earlier-than-expected industry capacity expansion
●	Changes in raw material and other operating costs (such as energy and ore costs)
●	Changes in the availability of raw materials (such as ore)
●	General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs or reduce demand or perceived demand for our TiO2 products or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises such as COVID-19)
●	Competitive products and substitute products
●	Customer and competitor strategies
●	Potential consolidation of our competitors
●	Potential consolidation of our customers
●	The impact of pricing and production decisions
●	Competitive technology positions
●	Potential difficulties in upgrading or implementing accounting and manufacturing software systems
●	The introduction of trade barriers or trade disputes
●	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone), or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies
●	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime such as disruptions in energy supplies, transportation interruptions, cyber-attacks and public health crises such as COVID-19)
●	Our ability to renew or refinance credit facilities
●	Potential increases in interest rates
●	Our ability to maintain sufficient liquidity
●	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform
●	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria
●	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities)
●	Government laws and regulations and possible changes therein including new environmental health and safety regulations (such as those seeking to limit or classify TiO2 or its use)
●	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information which the Company believes provides useful information to investors:

●	The Company discloses segment profit, which is used by the Company’s management to assess the performance of the Company’s TiO2 operations. The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance. The Company defines segment profit as net income before income tax expense and certain general corporate items. These general corporate items include corporate expense and the components of other income (expense) except for trade interest income; and
●	The Company discloses EBITDA, which is also used by the Company’s management to assess the performance of the Company’s TiO2 operations. The Company believes disclosure of EBITDA provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance. The Company defines EBITDA as net income before interest expense, income taxes and depreciation and amortization expense.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

KRONOS WORLDWIDE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share and metric ton data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2022	2021	2022

	(unaudited)
Net sales	$499.8	$459.6	$1,443.4	$1,587.8
Cost of sales	376.8	375.6	1,115.7	1,234.0

Gross margin	123.0	84.0	327.7	353.8

Selling, general and administrative expense	64.2	59.0	185.1	183.6
Other operating income (expense):
Currency transactions, net	1.2	6.7	1.2	17.1
Other income, net	.8	2.8	2.7	3.4
Corporate expense	(3.5)	(3.7)	(11.4)	(11.4)

Income from operations	57.3	30.8	135.1	179.3

Other income (expense):
Trade interest income	-	.1	.1	.2
Other interest and dividend income	-	1.3	.1	1.9
Marketable equity securities	(.1)	(2.9)	1.2	(.5)
Other components of net periodic pension and OPEB cost	(4.3)	(2.9)	(12.9)	(9.2)
Interest expense	(4.8)	(4.2)	(15.0)	(13.0)

Income before income taxes	48.1	22.2	108.6	158.7

Income tax expense	12.1	1.2	27.3	34.3

Net income	$36.0	$21.0	$81.3	$124.4

Net income per basic and diluted share	$.31	$.18	$.70	$1.08

Weighted average shares used in the calculation of net income per share	115.5	115.5	115.5	115.5

TiO2 data - metric tons in thousands:
Sales volumes	142	113	427	399
Production volumes	137	131	404	401

KRONOS WORLDWIDE, INC.

RECONCILIATION OF INCOME FROM

OPERATIONS TO SEGMENT PROFIT

(In millions)

(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2022	2021	2022

Income from operations	$57.3	$30.8	$135.1	$179.3

Adjustments:
Trade interest income	-	.1	.1	.2
Corporate expense	3.5	3.7	11.4	11.4

Segment profit	$60.8	$34.6	$146.6	$190.9

RECONCILIATION OF NET INCOME TO EBITDA

(In millions)

(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2022	2021	2022

Net income	$36.0	$21.0	$81.3	$124.4

Adjustments:
Depreciation expense	12.6	13.0	38.1	39.0
Interest expense	4.8	4.2	15.0	13.0
Income tax expense	12.1	1.2	27.3	34.3

EBITDA	$65.5	$39.4	$161.7	$210.7

IMPACT OF PERCENTAGE CHANGE IN NET SALES

(unaudited)

	Three months ended	Nine months ended
	September 30,	September 30,
	2022 vs. 2021	2022 vs. 2021

Percentage change in net sales:
TiO2 product pricing	21%	24%
TiO2 sales volume	(20)	(7)
TiO2 product mix/other	(3)	(1)
Changes in currency exchange rates	(6)	(6)

Total	(8)%	10%